Exhibit 4.1

GITPRIME, INC.
2015 EQUITY INCENTIVE PLAN

ARTICLE ONE
GENERAL PROVISIONS

I.    PURPOSE OF THE PLAN
This 2015 Equity Incentive Plan is intended to promote the interests of GitPrime, Inc., a Colorado corporation, by providing (i) prospective persons with an incentive to be employed by or to serve the Company, and (ii) eligible persons in the Company’s employ or service with the opportunity to acquire equity, or otherwise increase their equity, in the Company as an incentive for them to continue in such employ or service.
Capitalized terms used herein shall have the meanings assigned to them in the attached Appendix.

II.    STRUCTURE OF THE PLAN

A.    This Plan shall be divided into three (3) separate equity programs:

(i)    the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock;

(ii)    the Stock Purchase Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company (or any Parent or Subsidiary); and

(iii)    the Unit Award Program under which eligible persons may, at the discretion of the Plan Administrator, be awarded shares of Common Stock directly, either through the immediate settlement of such shares in either cash or shares of Common Stock or as a bonus for services rendered the Company (or any Parent or Subsidiary).

B.    The provisions of Articles One and Five shall apply to all equity programs under this Plan and shall accordingly govern the interests of all persons under this Plan.

III.    ADMINISTRATION OF THE PLAN

A.    This Plan shall be administered by the Board. However, any and all administrative functions otherwise exercisable by the Board may be delegated to one or more Committees. Members of each Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of a Committee and reassume all powers and authority previously delegated to that Committee.

B.    The Plan Administrator shall have full power and authority (subject to the provisions of this Plan) to establish such rules and regulations as it may deem appropriate for proper administration of this Plan and to make such determinations under, and issue such interpretations of, this Plan and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in this Plan or any option grant or stock issuance thereunder.

IV.    ELIGIBILITY

A.    The persons eligible to participate in this Plan are as follows:

(i)    Employees;

(ii)    non-Employee members of the Board or non-Employee members of the board of directors of any Parent or Subsidiary; and

(iii)    consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B.    The Plan Administrator shall have full authority to determine,

(i)    with respect to the grants made under the Option Grant Program, which eligible persons are to receive each such grant, the time or times when each such grant is to be made, the number of shares of Common Stock to be covered by each such grant, the consideration to be paid by the Participant for each such share, whether fractional shares of Common Stock may be purchased and issued, the status of each such grant as either an Incentive Stock Option or a Non-Statutory Option, the time or times when each such option is to become exercisable, the vesting schedule (if any, including any adjustments thereto) applicable to the shares covered by each such option, whether to accelerate, continue, extend or defer the exercisability or vesting of an option or any shares acquired pursuant thereto, including with respect to the period following an Optionee’s termination of Service, to reprice or otherwise adjust the exercise price of any option, or to grant in substitution for any option a new option covering the same or different number of shares, and the maximum term for which each such option is to remain outstanding;

(ii)    with respect to stock issuances made under the Stock Purchase Program, which eligible persons are to receive each such stock issuance, the time or times when each such issuance is to be made, the number of shares of Common Stock to be issued to each Participant, the vesting schedule (if any, including any adjustments thereto) applicable to shares covered by each such issuance and the consideration to be paid by the Participant for such shares;

(iii)    with respect to unit awards made under the Unit Award Program, which eligible persons are to receive each such award, the time or times when each such award is to be made, the number of shares of Common Stock to be issued to each Participant and the form and amount of consideration to be paid by the Participant to the Company for such shares;

(iv)    the form of agreements used and notices issued under this Plan, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any agreement and to make all other determinations and take such other actions with respect to the Plan or any option as the Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(v)    in order to fulfill the purposes of this Plan and without amending this Plan, any modifications of option grants, stock issuances or unit awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs of the applicable foreign jurisdiction.

C.    The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Option Grant Program, to effect stock issuances in accordance with the Stock Purchase Program or to settle unit awards in accordance with the Unit Award Program.

V.    STOCK SUBJECT TO THE PLAN

A.    The stock issuable under this Plan shall be shares of authorized but unissued, unsettled or reacquired Common Stock or treasury shares, or any combination thereof. Subject to Parts B and C of this Section V and in the aggregate, the maximum number of shares of Common Stock which may be issued during the term of this Plan shall not exceed 808,250 shares. During the term of this Plan, the Company shall at all times reserve and keep available such number of shares of Common Stock as is sufficient to satisfy the requirements of this Plan.

B.    Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under this Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full, or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Shares of Common Stock which are retained by the Company upon settlement of an unit award in or in order to satisfy some portion of the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under this Plan. Shares of Common Stock (vested or unvested) issued under this Plan and subsequently repurchased by the Company, at the option exercise, stock issuance or unit award price paid per share, pursuant to the Company’s rights of repurchase and first refusal under this Plan shall be added back to the number of shares of Common Stock reserved for issuance under this Plan and shall accordingly be available for reissuance through one or more subsequent option grants, stock issuances or unit awards under this Plan.

C.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, extraordinary dividend payable in a form other than shares that has a material effect on the Fair Market Value of the Common Stock, recapitalization, combination or consolidation of shares, spin-off, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, at the absolute discretion of the Board, appropriate adjustments may be made to:

(i)    the maximum number and/or class of securities issuable under this Plan,

(ii)    the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder, and

(iii)    the price of shares subject to the Company’s rights of repurchase and first refusal under this Plan.
The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made to the number and/or class of securities issuable under this Plan in connection with the conversion of one or more outstanding shares of the Company’s preferred stock into shares of Common Stock.

D.    Issuances by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price per share of option grants, stock issuances or unit awards under this Plan.

E.    The grant of options, issuances of stock and award of units under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO
OPTION GRANT PROGRAM

I.    OPTION TERMS
Each option granted under this Plan shall be designated as a Non-Statutory Option or Incentive Stock Option and evidenced by one or more Stock Option Agreements, in the form(s) approved by the Plan Administrator. Each such option shall comply with the terms specified below but need not be identical in form. Each such agreement designated as an Incentive Stock Option shall, in addition, be subject to the provisions of this Plan applicable to such options.

A.    Exercise Price.

(i)    The exercise price per share shall be fixed by the Plan Administrator in accordance with the following provisions:

1.    The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2.    If the person to whom the option is granted is a Ten Percent Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date.

(ii)    The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Five and the documents evidencing the option, be payable in cash or certified check made payable to the Company or by cancellation of indebtedness owed by the Company to the Optionee. Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the exercise price may also be paid as follows:

1.    in shares of Common Stock held for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at the Fair Market Value on the Exercise Date, or

2.    to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise, and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.    Exercise and Term of Options. Each option shall be exercisable (i) at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in one or more of the Stock Option Agreements and (ii) pursuant to the Optionee’s execution of the Stock Purchase Agreements. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.    Effect of Termination of Service.

(i)    The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service, death, Disability or Misconduct:

1.    Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

2.    Should the Optionee’s Service terminate by reason of Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

3.    If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance shall have a twelve (12) month period following the date of the Optionee’s death to exercise such option.

4.    Should Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to remain outstanding.

5.    Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

6.    During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable post-Service exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. In addition, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable or in which the Optionee is not otherwise at that time vested.

(ii)    The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

1.    extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service, death, Disability or Misconduct from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

2.    permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

D.    Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the record holder of the purchased shares.

E.    Unvested Shares; Right of Repurchase.

(i)    The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share (as adjusted for any stock splits or combinations, stock dividends and the like), any or all of those unvested shares. The terms upon which such right of repurchase shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator.

(ii)    The Plan Administrator shall have the discretion to determine whether and to what extent the vesting of options shall be tolled during any unpaid leave of absence by the Optionee; provided, however, that in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by the applicable laws).

F.    Right of First Refusal. Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Company shall have a right of first refusal with respect to any proposed disposition by the Optionee (or any successor in interest) of any shares of Common Stock issued under this Plan. Such right of first refusal is subject to any restrictions on transfer of the Common Stock in the Stock Option Agreement or the Bylaws of the Company, and shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in one or more of the Stock Option Agreements and the Bylaws of the Company.

G.    Public Offering Transfer Restriction. All shares of Common Stock issued under this Plan shall be subject to a transfer restriction in connection with any public offering of the Company’s stock. The terms of such transfer restriction shall be established by the Plan Administrator and set forth in one or more of the Stock Option Agreements.

H.    Limited Transferability of Options. During the lifetime of the Optionee, any option granted to such Optionee shall be exercisable only by the Optionee or his or her lawfully permitted transferee; provided, however, that the Plan Administrator may, in its sole discretion, permit the transfer of options granted to the Optionee to such extent as permitted by Rule 701 under the 1933 Act and in a manner consistent with applicable tax and securities laws upon the Optionees request. The option shall not be assignable or transferable other than by: (a) transfer to a trust, foundation, partnership or other entity in which the Optionee or Optionee’s immediate family members hold at least a fifty percent (50%) beneficial or voting interests or control the management of assets, (b) the Optionee’s will, (c) the Optionee’s bequest, or (d) through the laws of descent and distribution following the Optionee’s death. For purposes of this Plan, an “immediate family member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Optionee.

II.    INCENTIVE STOCK OPTIONS
The terms specified below shall be applicable to all Incentive Stock Options. Except as modified by the provisions of this Section II, all the provisions of this Plan shall be applicable to Incentive Stock Options. Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

A.    Eligibility. Incentive Stock Options may only be granted to Employees.

B.    Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C.    Dollar Limitation.

(i)    The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under this Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Stock Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted.

(ii)    If the aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under this Plan which are exercisable for the first time by an Optionee during any calendar year exceeds One Hundred Thousand Dollars ($100,000), then the options for the first One Hundred Thousand Dollars ($100,000) worth of shares of Common Stock to become exercisable in such calendar year shall be Incentive Stock Options and the options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year shall be Non-Statutory Options. In the event that the Code, or the regulations promulgated thereunder are amended after the date of this Plan, becomes effective to provide for a different limit on the Fair Market Value of shares permitted to be subject to Incentive Stock Options, then such different limit shall be automatically incorporated herein and will apply to any options granted under this Plan after the effective date of such amendment.

D.    Shareholder. If any Employee to whom an Incentive Stock Option is granted is a Ten Percent Shareholder, then the option term shall not exceed five (5) years measured from the option grant date.

III.    CORPORATE TRANSACTION

A.    Acceleration of Vesting.

(i)    The shares subject to each option outstanding under this Plan at the time of a Corporate Transaction shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, the shares subject to an outstanding option shall not vest on such an accelerated basis if and to the extent: (i) such option is assumed by the successor entity (or parent thereof) in the Corporate Transaction and the Company’s rights of repurchase and right of first refusal are concurrently to be assigned to such successor entity (or parent thereof), or (ii) such option is to be replaced with a cash incentive program of the successor entity which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares, or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. Notwithstanding the foregoing, in the event of a liquidation or dissolution of the Company, no vesting acceleration provided in this Part A shall apply to any option outstanding under this Plan.

(ii)    The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of the Company’s rights of repurchase with respect to the unvested shares subject to those options) upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed in the Corporate Transaction.

(iii)    The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure such option so that the shares subject to that option will automatically vest on an accelerated basis should the Optionee’s Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which the option is assumed and the rights of repurchase and first refusal applicable to those shares do not otherwise terminate. Any option so accelerated shall remain exercisable for the fully vested option shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Company’s outstanding rights of repurchase and first refusal with respect to the shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall accordingly vest at that time.

B.    Termination of Options. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof).

C.    Adjustment of Options. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under this Plan following the consummation of such Corporate Transaction, and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

D.    Dollar Limitations. The portion of any Incentive Stock Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under federal tax laws. In the event that the Code, or the regulations promulgated thereunder are amended after the date of this Plan and before the occurrence of a Corporate Transaction, becomes effective to provide for a different limit on the Fair Market Value of shares permitted to be subject to Incentive Stock Options, then such different limit shall be automatically incorporated herein and will apply to this Part D after the effective date of such amendment.

IV.    CANCELLATION AND REGRANT OF OPTIONS
The Plan Administrator shall have the authority to effect, at any time and from time to time, with the written consent of the affected Optionees, the cancellation of any or all outstanding options under this Plan and to grant in substitution therefor new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date.

ARTICLE THREE
STOCK PURCHASE PROGRAM

I.    STOCK ISSUANCE TERMS
Shares of Common Stock may be issued under the Stock Purchase Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Purchase Agreement, in the form approved by the Plan Administrator, which complies with the terms specified below; provided, however, that each such agreement need not be identical in form.

A.    Purchase Price.

(i)    The purchase price per share shall be fixed by the Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of such Fair Market Value.

(ii)    Subject to the provisions of Section I of Article Five, shares of Common Stock may be issued under the Stock Purchase Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

1.    cash or certified check made payable to the Company;

2.    cancellation of indebtedness owed by the Company to the Participant; or

3.    past services rendered to the Company (or any Parent or Subsidiary).

B.    Vesting Provisions.

(i)    Shares of Common Stock issued under the Stock Purchase Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.

(ii)    Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock, and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

(iii)    The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Purchase Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

(iv)    Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Purchase Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Company for repurchase and cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Company shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares. Notwithstanding the foregoing, the Plan Administrator shall have the discretion to determine whether and to what extent the vesting of shares of Common Stock issued under the Stock Purchase Program and the lapsing of the Company’s rights to repurchase and cancel such unvested shares shall be tolled during any unpaid leave of absence by the Participant; provided, however, that in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by the applicable laws).

(v)    The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the noncompletion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or nonattainment of the applicable performance objectives.

C.    Right of First Refusal. Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Company shall have a right of first refusal with respect to any proposed disposition by the Participant (or any successor in interest) of any shares of Common Stock issued under the Stock Purchase Program. Such right of first refusal is subject to any restrictions on transfer of the Common Stock in the Stock Option Agreement or the Bylaws of the Company, and shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the Stock Purchase Agreement and the Bylaws of the Company.

D.    Public Offering Transfer Restriction. All shares of Common Stock issued under this Plan shall be subject to a transfer restriction in connection with any public offering of the Company’s stock. The terms of such transfer restriction shall be established by the Plan Administrator and set forth in the Stock Purchase Agreement.

E.    Expiration and Non-transferability of Purchase Rights. Any right to acquire shares of Common Stock under the Stock Purchase Program shall automatically expire if not exercised by the Participant within thirty (30) days of the Participants receipt of notice from the Company of the grant of such rights to the Participant. Such rights shall be nontransferable and shall be exercisable only by the Participant to whom the rights were granted.

II.    CORPORATE TRANSACTION

A.    Upon the occurrence of a Corporate Transaction, all outstanding rights of repurchase and first refusal under the Stock Purchase Program shall terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, except to the extent: (i) those rights of repurchase and first refusal are assigned to the successor entity (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the right of repurchase or first refusal is issued.

B.    The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s rights of repurchase and first refusal with respect to those shares remain outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those rights of repurchase and first refusal are assigned to the successor entity (or parent thereof).

III.    UNVESTED SHARES/ESCROW LEGENDS
Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR
UNIT AWARD PROGRAM

I.    UNIT AWARD TERMS
Shares of Common Stock may be issued under the Unit Award Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by an Unit Award Agreement, in the form approved by the Plan Administrator, which complies with the terms specified below; provided, however, that each such agreement need not be identical in form.

A.    Purchase Price.

(i)    The Company may settle a unit award in either cash or shares of Common Stock. If the unit award is settled by the issuance of shares of Common Stock to the Participant, the purchase price per share to be paid by the Participant shall be the aggregate par value of all shares of Common Stock issuable upon settlement of the unit award.

(ii)    Subject to the provisions of Section I of Article Five, shares of Common Stock may be issued under the Unit Award Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

1.    cash or certified check made payable to the Company;

2.    cancellation of indebtedness owed by the Company to the Participant; or

3.    past services rendered to the Company (or any Parent or Subsidiary).

B.    Right of First Refusal. Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, the Company shall have a right of first refusal with respect to any proposed disposition by the Participant (or any successor in interest) of any shares of Common Stock issued under the Unit Award Program. Such right of first refusal is subject to any restrictions on transfer of the Common Stock in the Stock Option Agreement or the Bylaws of the Company, and shall be exercisable in accordance with the terms established by the Plan Administrator and set forth in the Unit Award Agreement and the Bylaws of the Company.

C.    Public Offering Transfer Restriction. All shares of Common Stock issued under this Plan shall be subject to a transfer restriction in connection with any public offering of the Company’s stock. The terms of such transfer restriction shall be established by the Plan Administrator and set forth in the Unit Award Agreement.

D.    Expiration and Non-transferability of Purchase Rights. Any right to acquire shares of Common Stock under the Unit Award Program shall automatically expire if not exercised by the Participant within thirty (30) days of the Participants receipt of notice from the Company of the grant of such rights to the Participant. Such rights shall be nontransferable and shall be exercisable only by the Participant to whom the rights were granted.

E.    Deferred Payment. Notwithstanding Section D immediately above, and to the extent permissible under applicable law, the Plan Administrator may permit the Participant to defer payment under a unit award to a date or dates after which the unit award is granted or earned; provided, however, that the terms of the unit award and any related deferral shall satisfy the requirements of Section 409A of the Code (or any successor thereof) and any regulations or rulings promulgated thereunder.

ARTICLE FIVE
MISCELLANEOUS

I.    FINANCING

A.    The Plan Administrator may permit any Optionee or Participant to pay the option exercise price or the purchase price for shares issued to such person under this Plan by delivering a full-recourse, interest-bearing promissory note payable in one or more installments and secured by the purchased shares. However, any promissory note delivered by a consultant must be secured by collateral in addition to the purchased shares of Common Stock. The interest rate payable under the promissory note shall not be less than the minimum rate required to avoid the imputation of income for U.S. federal income tax purposes. In no event shall the stock certificate(s) representing the purchased shares of Common Stock be released to the Optionee or Participant until such note is paid in full.

B.    In no event shall the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

C.    Subject to the foregoing, the Plan Administrator shall determine the term, interest rate, payment requirements and other provisions of any promissory note to be accepted by the Company as consideration for the exercise of an option or purchase of shares under this Plan.

II.    EFFECTIVE DATE AND TERM OF PLAN

A.    This Plan shall become effective when adopted by the Board, but no option granted under this Plan may be exercised, no shares shall be issued under this Plan, and no unit awards shall be satisfied under this Plan, until this Plan is approved by the Company’s shareholders pursuant to and in accordance with applicable laws and regulations. If such shareholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of this Plan, then all options previously granted under this Plan shall terminate and cease to be outstanding and no further options shall be granted, no shares shall be issued and no unit awards shall be satisfied under this Plan. Subject to such limitation, the Plan Administrator may grant options, issue shares and satisfy unit awards under this Plan at any time after the effective date of this Plan and before the date fixed herein for termination of this Plan.

B.    This Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date this Plan is adopted or last amended and restated by the Board, with the approval of the Company’s shareholders, (ii) the date on which all shares available for issuance under this Plan shall have been issued as vested shares, or (iii) the termination of all outstanding options in connection with a Corporate Transaction. All options, unvested stock issuances and unit awards outstanding at that time under this Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options, issuances or awards.

III.    AMENDMENT OF THE PLAN

A.    The Board shall have complete and exclusive power and authority to amend, modify, suspend, discontinue or terminate this Plan in any or all respects. However, no such amendment, modification, suspension, discontinuation or termination shall materially and adversely affect the rights and obligations with respect to options, unvested stock issuances or unit awards at the time outstanding under this Plan unless the Optionee or the Participant consents to such amendment, modification, suspension, discontinuation or termination in writing. In addition, certain amendments may require approval of the Company’s shareholders pursuant to and in accordance with applicable laws and regulations.

B.    Options may be granted under the Option Grant Program and shares may be issued under the Stock Purchase Program and Unit Award Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under this Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under this Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding, and (ii) the Company shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under this Plan and held in escrow, together with interest (at the applicable short term federal rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

IV.    USE OF PROCEEDS
Any cash proceeds received by the Company from the sale of shares of Common Stock under this Plan shall be used for general corporate purposes.

V.    WITHHOLDING

A.    The Company’s obligation to deliver shares of Common Stock upon the exercise of any options granted under this Plan, upon the issuance or vesting of any shares issued under this Plan or upon the settlement of any unit award under this Plan shall be subject to the satisfaction by the Participant of all applicable federal, state and local income and employment tax withholding requirements.

B.    The Company shall not be liable to the Optionee, Participant or any other person for any tax consequences realized by the Optionee or Participant due to the receipt, vesting, exercise, purchase, issuance or settlement of any option grant, stock issuance or unit award under this Plan or due to the transfer of any Common Stock issued hereunder. The Optionee or Participant shall be responsible for, and by accepting an option grant, stock issuance or unit award under this Plan agrees to bear, all taxes of any nature that are legally imposed upon the Optionee or Participant in connection with an option grant, stock issuance or unit award, and the Company does not assume, and shall not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed upon the Optionee or Participant. For example, an option grant, stock issuance or unit award issued under this Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties. In the event the IRS determines that an option grant, stock issuance or unit award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an option grant, stock issuance or unit award, the Optionee or Participant shall be responsible for the additional taxes, and interest and penalties (if any) determined to apply if such challenge succeeds, and the Company shall not be liable to the Optionee, Participant or any other person or be required to reimburse the Optionee, Participant or any other person for such additional taxes, penalties or interest.

C.    The Board, in its absolute discretion, may permit any means of tax withholding as it deems appropriate. The Optionee or Participant (or their legal representative) shall make such arrangements as the Plan Administrator may require for the satisfaction of any tax withholding obligations that may arise in connection with the receipt, vesting, exercise, purchase, issuance or settlement of any option grant, stock issuance or unit award under this Plan.

VI.    REGULATORY APPROVALS
The implementation of this Plan, the granting of any options under this Plan and the issuance of any shares of Common Stock (A) upon the exercise of any option or (B) under the Stock Purchase Program or Unit Award Program, shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over this Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

VII.    EMPLOYMENT OR SERVICE RIGHTS
Nothing in this Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time, for any reason, with or without cause and without thereby incurring any liability.

VIII.    FINANCIAL REPORTS
Until such time as the Common Stock is first registered under Section 12 of the 1934 Act, and if required by applicable laws and regulations, the Company may, but is not required, to deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option, stock issuance or unit award under this Plan, unless such individual is a key Employee whose duties in connection with the Company (or any Parent or Subsidiary) assure such individual access to equivalent information. The Company shall not be required to have such balance sheet and income statement audited internally or by a certified public accountant or similar audit and/or accounting service provider.

IX.    SECURITIES NOTICE AND LEGEND
Notwithstanding anything contained herein, the Company shall not be obligated to grant any option or make any stock issuance or unit award under this Plan or to offer, sell, issue or effect any transfer of any Common Stock received or to be received in connection with such option grant, stock issuance or unit award unless such grant, offer, sale, issuance or transfer is at such time effectively (A) registered or exempt from registration under the 1933 Act, and (B) qualified or exempt from qualification under any applicable state securities laws. As a condition to exercise of any option or issuance of any shares of Common Stock under this Plan, the Optionee or Participant shall make such representations as may be deemed appropriate by counsel to the Company for the Company to use any available exemption from registration under the 1933 Act or qualification under any applicable state securities law.
The certificates representing the Common Stock issued upon exercise of options granted or shares issued under this Plan will bear the legends in substantially the following form giving notice of restrictions on transfer under the 1933 Act and this Plan, as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL GRANTED TO THE COMPANY AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES) OR THE BYLAWS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE COMPANY’S PRINCIPAL CORPORATE OFFICE.

X.    ASSIGNMENT OF REPURCHASE RIGHT AND RIGHTS OF FIRST REFUSAL
The options granted under this Plan, the shares issued under this Plan may be subject to rights of first refusal, one or more repurchase rights or options, or other conditions and restrictions as determined by the Plan Administrator in its discretion at the time the option or shares are granted. The Company shall have the right to assign at any time any repurchase right, or rights of first refusal it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

APPENDIX
DEFINITIONS
The following definitions shall be in effect under this Plan:

A.    “1933 Act” shall mean the Securities Act of 1933, as amended.

B.    “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

C.    “Board” shall mean the Company’s Board of Directors.

D.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

E.    “Committee” shall mean a committee of one (1) or more Board members appointed by the Board to exercise one (1) or more administrative functions under this Plan.

F.    “Common Stock” shall mean the Company’s common stock.

G.    “Corporate Transaction” shall mean either of the following shareholder-approved transactions to which the Company is a party:

(i)    a sale of stock, merger or consolidation of the Company, in which the shareholders of the Company do not control greater than fifty percent (50%) of the total voting power of the surviving entity (other than a mere reincorporation merger or a transaction conducted for bona fide equity financing purposes), or

(ii)    the sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company.

H.    “Company” shall mean GitPrime, Inc., a Colorado corporation, and any successor entity to all or substantially all of the assets or voting stock of GitPrime, Inc. which shall by appropriate action adopt this Plan.

I.    “Disability” shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

J.    “Employee” shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.    “Exercise Date” shall mean the date on which the Company shall have received written notice of the option exercise.

L.    “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)    If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)    If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)    If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

M.    “Incentive Stock Option” shall mean an option intended to satisfy the requirements of Section 422 of the Code.

N.    “Involuntary Termination” shall mean the termination of Service of any individual which occurs by reason of:

(i)    such individual’s involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

(ii)    such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%), or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction, or relocation is effected without the individual’s consent.

O.    “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in Service of the Company (or any Parent or Subsidiary).

P.    “Non-Statutory Option” shall mean an option not intended to satisfy the requirements of Section 422 of the Code.

Q.    “Option Grant Program” shall mean the option grant program in effect under this Plan.

R.    “Optionee” shall mean any person to whom an option is granted under this Plan.

S.    “Parent” shall mean any entity (other than the Company) in an unbroken chain of entities ending with the Company, provided each entity in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other entities in such chain.

T.    “Participant” shall mean any person who is issued shares of Common Stock under the Option Grant Program (upon exercise of an option), the Stock Purchase Program and the Unit Award Program.

U.    “Plan” shall mean the Company’s 2015 Equity Incentive Plan, as set forth in this document.

V.    “Plan Administrator” shall mean either the Board or a Committee acting in its capacity as administrator of this Plan or one or more equity programs under this Plan.

W.    “Service” shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-Employee member of the Board or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant, stock issuance or unit award.

X.    “Stock Exchange” shall mean either the American Stock Exchange or the New York Stock Exchange.

Y.    “Stock Option Agreements” shall mean one or more agreements and/or notices entered into by the Company and the Optionee at the time of the grant, and/or transfer of options under the Option Grant Program.

Z.    “Stock Purchase Agreement” shall mean the agreement and/or notice entered into by the Company and the Participant at the time of issuance of shares of Common Stock under the Stock Purchase Program.

AA.    “Stock Purchase Program” shall mean the Stock Purchase Program in effect under this Plan.

BB.    “Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other entities in such chain.

CC.    “Ten Percent Shareholder” shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary).

DD.    “Unit Award Agreement” shall mean the agreement entered into by the Company and the Participant at the time of award of units of Common Stock under the Unit Award Program.

EE.    “Unit Award Program” shall mean the unit award program in effect under this Plan.

GITPRIME, INC.
2015 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

GitPrime, Inc., a Colorado corporation (the “Company”) has granted you (the “Optionee”) an option (the “Option”) to purchase shares of its common stock (the “Option Shares”). The specific terms and conditions of the stock option grant are set forth in the attached Stock Option Agreement. Certain capitalized terms used in this notice but not defined herein are defined in the Stock Option Agreement.

This notice is for informational purposes only and serves to highlight the purchase and vesting terms of the Option.

Date of Grant:	___________
Name of Optionee:	___________
Number of Option Shares:	___________
Type of Option:	[Incentive Option/Non-Statutory Option]
Exercise Price per Option Share:
$ _____ (The exercise price per Option Share of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of an Option Share on the date of grant. If Optionee is a Ten-Percent Shareholder, the exercise price per Option Share of an Incentive Option must be at least one hundred ten percent (110%) of the Fair Market Value of an Option Share on the date of grant.)

Vesting Start Date:	___________
Vesting Schedule:
Subject to the terms and conditions set forth in Section II of the Stock Option Agreement, the Option vests with respect to the first 25% of the Option Shares when the Optionee completes [12 months] of continuous Service after the Vesting Start Date and the remaining 75% shall vest in [thirty-six (36)] equal and continuous monthly installments for each month of continuous Service thereafter.

Expiration Date:	___________
Termination Period:	Subject to the terms and conditions set forth in Sections IV to VI of the Stock Option Agreement, the Option may terminate before the expiration date.
Transferability of Option:	Subject to the terms and conditions set forth in Section XII of the Stock Option Agreement, the Option may not be transferred.
GITPRIME, INC., a Colorado corporation By: ___________________________________ Name: _________________________________ Title: __________________________________

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

GITPRIME, INC.
2015 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of [DATE], between GitPrime, Inc., a Colorado corporation (the “Company”) and __________ (“Optionee”).

W I T N E S S E T H:

WHEREAS, the Company has granted Optionee a stock option (this “Option”) on [DATE] (the “Date of Grant”) by which Optionee has the right to purchase up to __________    shares of Common Stock (the “Option Shares”); and

WHEREAS, Optionee desires to accept the Option on the terms and conditions set forth in this Agreement and the Company’s 2015 Equity Incentive Plan (the “Plan”). Certain capitalized terms used in this Agreement but not defined herein are defined in the Plan:

NOW, THEREFORE, it is agreed between the parties as follows:

I.	KIND OF OPTION.

This Option is intended to be [an Incentive Option (an “ISO”)/a Non-Statutory Option (a “NSO”)]. Even if this Option is designated as an [ISO/Incentive Option (an “ISO”)], it shall be deemed to be a [Non- Statutory Option (a “NSO”)/NSO] to the extent required by the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code.

II.	VESTING.

A.Vesting Schedule. Subject to the terms and conditions of the Plan and this Agreement, this Option shall be exercisable with respect to the Option Shares that have become vested in accordance with the following schedule: this Option shall vest with respect to the first 25% of the Option Shares when the Optionee completes [12 months] of continuous Service after the Vesting Start Date and the remaining 75% shall vest in [thirty-six (36)] equal and continuous monthly installments for each month of continuous Service thereafter.

B.Cessation of Vesting. After your Service as an Employee, a consultant or a non-Employee member of the Board terminates for any reason, vesting of the Option Shares subject to this Option shall immediately stop and this Option shall expire immediately as to the number of Option Shares that are not vested as of the date your Service as an Employee, a consultant or a non-Employee member of the Board terminates.

III.	TERM.

A.General Term. This Option shall expire at the close of business at the Company’s headquarters ten (10) years after the Date of Grant; provided, however, that if this Option is an ISO it shall expire five (5) years after the Date of Grant if you are a Ten-Percent Shareholder of the Company (the “Expiration Date”).

B.Early Termination. This Option shall expire earlier if your Service terminates, as described below in Sections IV to VI.

IV.	SERVICE TERMINATION; MISCONDUCT; LEAVE OF ABSENCE.

A.Service Termination. If your Service terminates for any reason except death, Disability (as defined below) or Misconduct (as defined in the Plan), the vested portion of this Option shall expire at the close of business at the Company’s headquarters on the date three (3) months after your termination of Service. During that three (3) month period, you may exercise the portion of this Option that was vested on your termination date.

B.Misconduct. If your Service terminates for reasons of Misconduct, the vested portion of this Option shall expire and this Option shall immediately terminate and cease to be outstanding with respect to the Option Shares at the close of business at the Company’s headquarters on the date of your termination of Service.

C.Leave of Absence. If this Option is an ISO, it shall cease to be eligible for ISO tax treatment if you exercise it more than three (3) months after the ninetieth (90th) day of a bona fide leave of absence approved by the Company, unless you return to employment immediately upon termination of such leave or your right to reemployment after your leave was guaranteed by statute or contract.

D.Limitation on ISO Tax Treatment. If this Option is an ISO, and you do not exercise it within three (3) months following the termination of your Service as an Employee for any reason other than death or Disability, the loss of ISO tax treatment for this Option shall result. In the event that this Option becomes ineligible for ISO tax treatment, and the Company in its absolute and sole discretion permits you to exercise this Option after the three (3) month period following the termination of your Service as an Employee for any reason other than death or Disability, it shall be taxed as a NSO upon exercise.

E.No Vested Option Shares. To the extent no Option Shares are vested at the time your Service terminates, this Option shall immediately terminate and cease to be outstanding with respect to such Option Shares.

V.	DEATH.

A.Expiration of Option. If you die while in Service with the Company, the vested portion of this Option shall expire at the close of business at the Company’s headquarters on the date twelve (12) months after the date of your death. During that twelve (12) month period, the personal representative of your estate or the person or persons to whom the Option is transferred pursuant to your will or the laws of inheritance may exercise that portion of this Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined above in Section III.
B.No Vested Option Shares. To the extent no Option Shares are vested at the time you die while in Service with the Company, this Option shall immediately terminate and cease to be outstanding with respect to such Option Shares.

VI.	DISABILITY.

A.Expiration of Option. If your Service terminates because of a Disability, the vested portion of this Option shall expire at the close of business at the Company’s headquarters on the date twelve (12) months after your termination date. During that twelve (12) month period, you may exercise that portion of this Option that was vested on the date of your Disability. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined above in Section III. “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances. Notwithstanding the foregoing, this Option may not be exercised after the Expiration Date determined above in Section III.

B.Limitation on ISO Tax Treatment. If this Option is an ISO and your Disability is not expected to result in death or to last for a continuous period of at least twelve (12) months, this Option shall be eligible for ISO tax treatment only if it is exercised within three (3) months following the termination of your Service as an Employee. In the event that this Option becomes ineligible for ISO tax treatment, and the Company in its absolute and sole discretion permits you to exercise this Option after the twelve (12) month period following the termination of your Service as an Employee due to a Disability expected to result in death or to last for a continuous period of at least twelve (12) months, it shall be taxed as a NSO upon exercise.

C.No Vested Option Shares. To the extent no Option Shares are vested at the time your Service terminates because of a Disability, this Option shall immediately terminate and cease to be outstanding with respect to such Option Shares.

VII.	EXERCISING YOUR OPTION.

A.Requirements. To exercise this Option, you must execute the Exercise Notice and Common Stock Purchase Agreement (the “Exercise Notice and Purchase Agreement”), attached hereto as Exhibit A. You must submit the executed Exercise Notice and Purchase Agreement, together with full payment for the Option Shares then vested, or some lesser amount of vested Option Shares, to the Company at its principal corporate offices via personal delivery or deposit in the U.S. mail, postage prepaid and properly addressed to the Company.

B.Effectiveness of Exercise. Your exercise of this Option shall be effective when the executed Exercise Notice and Purchase Agreement and full payment for the vested Option Shares being purchased are received by the Company.

C.Exercise by Other Person. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

D.Fractional Option Shares. In no event may you exercise this Option for any fractional Option Shares.

VIII.	PAYMENT FORMS.

A.General. When you exercise this Option, you must include payment of the aggregate Exercise Price for the Option Shares you are purchasing in cash or by certified check made payable to the Company.

B.Cancellation of Indebtedness. You may pay all or part of the Exercise Price by fully and irrevocably relieving the Company of any indebtedness that it owes to you. The Company shall provide the forms necessary to make such a debt cancellation exercise.

C.Promissory Note. In the absolute and sole discretion of the Company, you may pay all or part of the Exercise Price by delivering a full-recourse, interest-bearing promissory note secured by the Option Shares to the Company. The terms of any such promissory note shall be established by the Company, in its absolute and sole discretion, and the Company shall provide the forms necessary to make an exercise of this Option by such promissory note.

D.Common Stock. To the extent that a public market for the Option Shares exists, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, shares of Common Stock already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to this Option for financial reporting purposes. Such Common Stock shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of this Option is exercised.

E.Cashless Exercise. To the extent that a public market for the Option Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you may exercise this Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Option Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company shall provide the forms necessary to make such a cashless exercise.

F.        Other Forms of Payment. In its absolute and sole discretion, the Company may permit you to exercise this Option by such other forms of payment as it deems appropriate, subject to applicable laws, regulations and rules.

IX.	TAX WITHHOLDING AND REPORTING.

A.General Withholding. You shall not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the exercise of this Option or the sale of the Option Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation. To the extent permitted by law, you also agree to indemnify the Company for any and all withholding tax liability owed by you and arising from your exercise of this Option.

B.Reporting of a Disposition. If you sell or otherwise dispose of any of the Option Shares acquired pursuant to an ISO on or before the later of (i) two years after the Date of Grant, or (ii) one year after the Exercise Date, you shall immediately notify the Company in writing of such disposition.

X.	RIGHTS OF REPURCHASE AND FIRST REFUSAL.

A.	Right of Repurchase.

1.In the event that the Company permits you to exercise this Option for unvested Option Shares, the Company shall have a Repurchase Right with respect to such unvested Option Shares in accordance with the provisions of the Exercise Notice and Purchase Agreement and the Plan, all of which are attached hereto as Exhibits A and B, respectively.

2.Should your Service be terminated for Misconduct, the Company may repurchase any and all Option Shares held by you as of the date of such termination pursuant to the Repurchase Right described above, in the same manner as if such Option Shares were unvested Option Shares.

B.Right of First Refusal. In the event that you propose to sell, pledge or otherwise transfer to a third party any Option Shares acquired under this Agreement, or any interest in such Option Shares, the Company shall have a “Right of First Refusal” with respect to such Option Shares in accordance with the provisions of the Exercise Notice and Purchase Agreement, the Plan and the

Company’s Bylaws, all of which are attached hereto as Exhibits A, B and C, respectively. The Option Shares may be subject to other transfer restrictions pursuant to the provisions herein, the Exercise Notice and Purchase Agreement, the Plan and the Company’s Bylaws.

XI.	RESALE RESTRICTIONS/MARKET STAND-OFF.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Act”), including the Company’s initial public offering, you may be prohibited from engaging in any transaction with respect to any Common Stock without the prior written consent of the Company or its underwriters in accordance with the provisions of the Exercise Notice and Purchase Agreement.

XII.	TRANSFER OF OPTION.

A.General. Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option shall immediately become invalid.

B.Permitted Transfers. Notwithstanding the above general restriction on transfer of this Option, this Option may be assigned or transferred (i) to a trust, foundation, partnership or other entity in which you or your immediate family members (as that term is defined in the Plan) hold at least a fifty percent (50%) beneficial or voting interest or control the management of assets, (ii) by your will, (iii) by bequest, or (iv) through the laws of descent and distribution following your death.

C.Marital Property Settlements. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice and Purchase Agreement from or executed by your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in this Option in any other way.

XIII.	RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

XIV.	SHAREHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a shareholder of the Company until you exercise this Option in accordance with the terms hereof and become a record holder of the Option Shares then vested, or some lesser amount of vested Option Shares. No adjustments shall be made for dividends or other shareholder rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

XV.	VESTING ACCELERATION; OPTION SHARE ADJUSTMENTS.

A.	Vesting Acceleration - Corporate Transaction.

1.In the event of a Corporate Transaction, all the unvested Option Shares that are subject to this Option at the time of a Corporate Transaction shall automatically vest in full so that each such Option Share shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for any and all such Option Shares as fully vested shares of Common Stock. However, the Option Shares shall not vest on such an accelerated basis if and to the extent: (i) this Option is assumed by the successor entity (or parent thereof) in the Corporate Transaction and the Company’s Repurchase Right and Right of First Refusal are concurrently to be assigned to such successor entity (or parent thereof), or (ii) this Option is to be replaced with a cash incentive program of the successor entity which preserves the spread existing on the unvested Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested Option Shares, or (iii) the acceleration of this Option is subject to other limitations imposed by the Company in this Agreement. Notwithstanding the forgoing, in the event of a liquidation or dissolution of the Company, no vesting acceleration provided in this Section XV(A)(1) shall apply to the unvested Option Shares.

2.If this Option is assumed in connection with a Corporate Transaction, immediately after such Corporate Transaction, this Option shall be appropriately adjusted, to apply to the number and class of securities which would have been issuable to you in consummation of such Corporate Transaction had this Option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided that the aggregate Exercise Price shall remain the same.

3.Except to the extent assumed by the successor entity (or parent thereof) in connection with a Corporate Transaction, immediately following such Corporate Transaction, this Option shall terminate and cease to be outstanding.

B.Option Shares Adjustments. Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option, and (ii) the Exercise Price in order to reflect in an equitable manner such change and thereby preclude a dilution or enlargement of benefits hereunder.
C.No Effect. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

XVI.	LEGENDS.

All certificates representing the Shares issued upon exercise of this Option shall, where applicable, bear one or more of the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL GRANTED TO THE COMPANY AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES) OR THE BYLAWS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE COMPANY’S PRINCIPAL CORPORATE OFFICE.

If this Option is an ISO, then the following legend shall be included:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED UPON EXERCISE OF AN INCENTIVE STOCK OPTION, AND THE COMPANY MUST BE NOTIFIED IF THE SHARES SHALL BE TRANSFERRED BEFORE THE LATER OF THE TWO (2) YEAR ANNIVERSARY OF THE DATE OF GRANT OF THE OPTION OR THE ONE (1) YEAR ANNIVERSARY OF THE DATE ON WHICH THE OPTION WAS EXERCISED. THE REGISTERED HOLDER MAY RECOGNIZE ORDINARY INCOME IF THE SHARES ARE TRANSFERRED BEFORE SUCH DATE.

XVII.	TAX DISCLAIMER.

A.General. You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with this Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Although the Company shall make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you or for any tax or financial consequences that you may incur in connection with this Option.

B.Fair Market Value of the Option Shares. The Board has made a good faith determination that the Exercise Price per share of this Option is not less than the Fair Market Value of the Option Shares underlying this Option on the Date of Grant. It is possible, however, that the Internal Revenue Service could later challenge that determination and assert that the fair market value of the Shares underlying this Option was greater on the Date of Grant than the Exercise Price per share determined by the Board, which could result in immediate income tax upon the vesting of this Option (whether or not exercised) and a twenty percent (20%) tax penalty and interest on the foregoing, as well as the loss of incentive stock option status (if applicable). The Company gives no assurance that such adverse tax consequences shall not occur and specifically assumes no responsibility therefor.

C.Your Responsibility for Tax Liabilities and Consequences. By accepting this Option, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant of this Option shall be the responsibility of, and shall be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THIS OPTION.

XVIII.	THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated by reference into this Agreement. Certain capitalized terms used in this Agreement but not defined herein are defined in the Plan. This Agreement, including its attachments, the Plan and the Company’s Bylaws constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

XIX.	OPTIONEE’S REPRESENTATIONS.

A.You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the implementation of the Plan, the granting of any options under the Plan and the issuance of any shares of Common Stock upon the exercise of any option shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it, (iv) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (v) all determinations with respect to any additional grants, including (without limitation) the times when options shall be granted, the number of Option Shares offered, the Exercise Price and the vesting schedule, shall be at the sole discretion of the Company.

B.The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

C.You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

D.If you are a non-Employee member of the Board, you hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of the your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

E.You consent to the collection, use and transfer of personal data as described in this Section XIX. You understand and acknowledge that the Company and any Subsidiary hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Option Shares, Common Stock or directorships held in the Company and details of all options or any other entitlements to Option Shares awarded, canceled, exercised, vested, unvested or outstanding in the your favor (the “Data”). You further understand and acknowledge that the Company and any Subsidiary shall transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Option Shares acquired under the Plan as may be required for the administration of the Plan and/or the subsequent holding of Option Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of the Data or withdraw the consents set forth in this Section XIX by contacting the Human Resources Department of the Company in writing.

F.     You understand that, as of the date of this Agreement, (i) the Option Shares issuable upon exercise of this Option have not been registered under the Act or qualified under any applicable federal, state or foreign securities laws and the Option Shares must be held indefinitely unless subsequently registered and qualified thereunder or an exemption from such registration and qualification is available,
(ii) the Company has made no agreements, covenants or undertakings whatsoever (a) to register under the Act or any applicable federal, state or foreign securities laws the Option Shares issuable upon exercise of this Option or (b) about the availability of any exemption under the Act (including Rule 144 of the Act) or applicable federal, state or foreign securities laws and (iii) there is no public market for the Option Shares and that such a market may never develop.

G.You hereby represent and warrant that you will not transfer this Option or the Option Shares in violation of the provisions of any applicable federal, state or foreign securities law, statute or regulation.

H.You acknowledge receipt of a copy of the Plan and the Company’s Bylaws and all exhibits referred to herein. You represent that you are familiar with the terms and provisions of such documents and have had an opportunity to consult with counsel regarding the terms of this Option. You hereby accept this Option, agree to be bound by its contractual terms as set forth herein, in the Plan and in the Company’s Bylaws and accept as binding, conclusive and final all decisions and interpretations of the Company regarding any questions or issues relating to this Option. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Plan, you hereby agree that the Plan’s terms and provisions shall prevail.

XX.	APPLICABLE LAW; COUNTERPARTS.

This Agreement shall be interpreted and enforced under the laws of the State of Colorado, without regard to its choice of law provisions. This Agreement may be executed in two or more counterparts, including by electronic transmission, and each such execution shall be deemed an original and all such executions shall together constitute one document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OPTIONEE __________________________________ Name: _________________________	GITPRIME, INC. By: ________________________________ Name: ______________________________ Title: _______________________________